UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2005

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Based on the fiscal 2005 fourth quarter operating results and a scheduled tightening of financial covenant compliance requirements under the Financing Agreement, dated as of May 9, 2003, as amended, by and among Gerber Scientific, Inc. (the "Company"), certain of its subsidiaries, and Ableco Finance LLC, as agent for the lenders thereunder (the "Term Loan Agreement"), and the Credit and Security Agreement, dated as of May 9, 2003, as amended, among the Company and certain of its subsidiaries, as joint and several borrowers, the guarantors named therein, and Bank of America Business Capital (F/K/A Fleet Capital Corporation) as agent for the lenders thereunder (the "Revolving Credit Agreement"), the Company was not in compliance with the following financial covenants at April 30, 2005: the maximum total funded debt to EBITDA (leverage) ratio and the minimum fixed charge coverage ratio under the Term Loan Agreement; and the minimum fixed charge coverage ratio and the maximum total liabilities to tangible capital base ratio under the Revolving Credit Agreement.

On June 21, 2005, the Company and the agent and lenders under the Term Loan Agreement entered into a waiver and consent pursuant to which the lenders waived compliance at April 30, 2005 with the two financial covenants included in the Term Loan Agreement described above. Also on June 21, 2005, the Company executed a waiver letter with the agent and lenders under the Revolving Credit Agreement pursuant to which the lenders waived compliance at April 30, 2005 with the two financial covenants included in the Revolving Credit Agreement described above.

The Company is currently engaged in discussions with its lenders to amend the Term Loan Agreement and the Revolving Credit Agreement. The Company expects to enter into the contemplated amendments in the near term.

Item 2.02 Results of Operations and Financial Condition

On June 23, 2005, Gerber Scientific, Inc. issued a press release announcing its fiscal 2005 fourth quarter and full year results. The press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	June 23, 2005	By:	/s/ Jay Zager
Jay Zager (Duly Authorized Officer and Principal Financial Officer)